Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL SECOND QUARTER 2021 RESULTS

DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, OH, January 21, 2021 -- LSI Industries Inc. (NASDAQ: LYTS, or the “Company”) a leading U.S. based manufacturer of indoor/outdoor lighting and graphics solutions, today announced results for the second quarter fiscal 2021.

Second Quarter 2021 Highlights

●	Net Income of $2.2 million, 27% above prior year
●	Adjusted Net Income of $2.5 million, 47% above prior year
●	EPS of $0.08 versus $0.07 prior year
●	EBITDA of $4.7 million; Adjusted EBITDA of $5.1 million
●	Free cash flow of $5.3 million, no long-term debt
●	Continued investments in commercial initiatives

LSI delivered improved year-over-year growth in profitability during the fiscal second quarter, supported by a higher margin sales mix across both its Graphics and Lighting segments that more than offset adverse market conditions related to the COVID-19 pandemic.

The Company reported net income of $2.2 million, or $0.08 per diluted share for the fiscal second quarter, versus net income of $1.7 million or $0.07 per diluted share in the prior year period. LSI reported adjusted net income of $2.5 million, or $0.09 per diluted share for the quarter, compared to $1.7 million, or $0.07 per diluted share last year. Fiscal second quarter EBITDA was $4.7 million, or 20% above prior year, and adjusted EBITDA was $5.1 million.

The Company generated free cash flow of $5.3 million for the quarter, increasing its total cash and equivalents to $13.6 million as of December 31, 2020. The Company had no long-term debt at the end of the fiscal second quarter, with $75 million available on its existing credit facility.

The Company declared a regular cash dividend of $0.05 per share payable February 9, 2021 to shareholders of record on February 1, 2021.

LSI Industries Second Quarter Fiscal 2021 Results

January 21, 2021

Management Commentary

James A. Clark, President and Chief Executive Officer commented, “Our improved second quarter profitability was a testament to the versatility of the LSI team, as together we successfully managed through a resurgence of pandemic related market and supply chain disruptions. Despite these challenges, we generated sequential sales growth compared to the first quarter, while our gross margin rate, operating income, net income and earnings per share all improved versus the prior year period.

Our Graphics segment generated sales growth of 8% versus the prior year, adapting to fluctuating customer project schedules throughout the quarter. Despite the challenges, we were successful in meeting our commitment to produce, ship and install “digital wallet” integration service solutions to 11,000 sites for an existing petroleum retailer. The quarter also reflects a steady mix of site release activity covering our six major, multi-year customer programs. Our Graphics gross margin rate improved 280 bps while adjusted operating income improved 90% to $3.2 million in the period. Our Graphics backlog remains strong, and new program development activity remains robust. We expect that site installations for the digital solution project at a major QSR retailer will increase substantially during the second half of the fiscal year.

Lighting segment sales for the second quarter were flat with the first quarter, despite being adversely impacted by pandemic related factors during the period. We’ve experienced project quotation rates above prior year levels for the last several months, but the quote-to-order conversion period has lengthened, a reflection of the challenges evident in developing construction plans and installation schedules during the pandemic. Lighting segment gross margin exceeded 30%, improving 140 bps versus the prior year, driven by our sharpened focus on pricing, cost management and business quality. We expect project activity to improve in the coming months, although the timing of project release activity may remain uneven during this period.

While current market conditions remain impacted by the pandemic, we continue to invest in multiple commercial initiatives intended to drive profitable growth moving forward. These initiatives include the introduction of new products, the addition of key sales resources, expanding our entry into new and existing market verticals and purposeful marketing and communications programs.

For example, the pace of new product launch activity in Lighting continues to accelerate, as five new products were launched in the second quarter alone, along with several cost-down design programs and various feature and function enhancements. Most notable is the next generation Vertex™ Canopy product, which provides industry-leading lighting optic capabilities, further strengthening our leading position in this product category.

Looking forward, we expect to release a record number of new products in the second half of fiscal 2021. We have a well-positioned, extremely competitive and successful outdoor product portfolio that we intend to further expand, including the launch of the Witness wall-pack fixture. This innovative solution integrates the lighting benefits of an exterior wall pack fixture with security camera recording capabilities, providing a low-cost security solution for certain market applications. In addition, we will introduce our Opulence™ architectural area lighting family of products, which will complement our current Mirada™ commercial line, providing a comprehensive outdoor area lighting solution for all major vertical markets.

For indoor applications, our new product vitality rate will increase substantially as we launch a succession of new products that provide additional price points, improved aesthetics, multiple technology enablement options and simplified ease of contractor installation.

Despite current market headwinds, we are investing in additional sales resources, intending to expand our sales team by approximately 10%. These resources are being strategically deployed to target vertical market opportunities, provide additional focus on end-customers and expand our existing services business. In addition, we consider it extremely important to elevate the level of collaboration with our external sales agency partners. In late January, we plan to conduct a combined internal/external partner virtual sales meeting to align priorities and growth plans for 2021 and the years ahead.

LSI Industries Second Quarter Fiscal 2021 Results

January 21, 2021

Respecting pandemic safety protocols in effect across the country, we have expanded our digital communications capabilities to effectively engage with our partners and customers. We are leveraging various tools to conduct virtual meetings and training programs, as well as numerous daily consultation and solution building sessions. In addition, we have launched various marketing programs designed to promote solution capabilities in key vertical markets. We are a leading provider of high-performance lighting solutions for sports and recreation facilities, and we recently announced that LSI is now the official lighting partner of USA Pickleball. Population trends and an increasing focus on personal health and wellness are contributing to growth in Pickleball and all sport court activities.

While pandemic-related market disruptions may persist in the near-term, we will continue to position the business for execution on our growth plans while investing in the people, products and opportunities that will enable us to capitalize on a future market recovery,” concluded Clark.

CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

Details of the conference call are as follows:

Call Dial-In:	877-407-4018
Conference ID:	13714672

Call Replay:	844-512-2921
Replay Passcode:	13714672

A replay of the conference call will be available between January 21, 2021 and February 4, 2021.  To listen to a replay of the teleconference via webcast, please visit the Investor Relations section of LSI Industries’ website at www.lsicorp.com

ABOUT LSI INDUSTRIES

Headquartered in Blue Ash, Ohio (Greater Cincinnati), LSI Industries is a leading producer of high-performance, American-made lighting solutions. The Company’s strength in outdoor lighting applications creates opportunities for it to introduce additional solutions to its valued customers. LSI’s indoor and outdoor products and services, including its digital and print graphics capabilities, are valued by architects, engineers, distributors and contractors for their quality, reliability and innovation. The Company’s products are used extensively in automotive dealerships, petroleum stations, quick service restaurants, grocery stores and pharmacies, retail establishments, sports complexes, parking lots and garages, and commercial and industrial buildings. LSI has approximately 1,100 employees at seven manufacturing plants in the United States, including its corporate headquarters. Additional information about LSI is available at www.lsicorp.com.

LSI Industries Second Quarter Fiscal 2021 Results

January 21, 2021

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “encourage,” “projects,” “plans,” “expects,” “can,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” or the negative versions of those words and similar expressions and by the context in which they are used. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR CONTACT

Noel Ryan, IRC

720.778.2415

LYTS@vallumadvisors.com

MEDIA CONTACT

Mike Wallner

Senior Manager, Communications

513.372.3417

mike.wallner@lsi-industries.com

LSI Industries Second Quarter Fiscal 2021 Results

January 21, 2021

Financial Highlights

Three Months Ended December 31				Six Months Ended December 31
			(Unaudited)
2020	2019	% Change	(In thousands, except per share data)	2020	2019	% Change
$76,387	$82,377	-7%	Net Sales	$146,393	$171,078	-14%

2,686	1,760	n/m	Operating Income as reported	4,888	8,599	-43%

397	199		Stock compensation expense	902	597
21	54		Severance costs	21	54
-	276		Restructuring and plant closure costs (gains)	3	(4,312)

$3,104	$2,289	36%	Operating Income as adjusted	$5,814	$4,938	18%

$2,208	$1,743	27%	Net Income as reported	$4,198	$6,218	-32%

$2,543	$1,735	47%	Net Income as adjusted	$4,618	$3,339	38%

$0.08	$0.07	15%	Earnings per share (diluted) as reported	$0.15	$0.24	-36%

$0.09	$0.07	33%	Earnings per share (diluted) as adjusted	$0.17	$0.13	31%

	(amounts in thousands)
	December 31,	June 30,
	2020	2020
Working Capital	$58,181	$51,209
Total Assets	$181,281	$172,263
Long-Term Debt	$-	$-
Other Long-Term Liabilities	$10,772	$11,914
Shareholders' Equity	$129,273	$125,700

Three Months Ended December 31, 2020 Results

Net sales for the three months ended December 31, 2020 were $76.4 million, down 7% from the three months ended December 31, 2019 net sales of $82.4 million. Lighting Segment net sales of $45.1 million decreased 16% and Graphics Segment net sales of $31.3 million increased 8% from last year’s second quarter net sales. Net income for the three months ended December 31, 2020 was $2.2 million, or $0.08 per share, compared to $1.7 million or $0.07 per share for the three months ended December 31, 2019. Earnings per share represents diluted earnings per share.

Six Months Ended December 31, 2020 Results

Net sales for the six months ended December 31, 2020 were $146.4 million, down 14% from the six months ended December 31, 2019 net sales of $171.1 million. Lighting Segment net sales of $90.5 million decreased 22% and Graphics Segment net sales of $55.9 million increased 3% from last year’s net sales. Net income for the six months ended December 31, 2020 was $4.2 million, or $0.15 per share, compared to $6.2 million or $0.24 per share for the six months ended December 31, 2019. Earnings per share represents diluted earnings per share.

LSI Industries Second Quarter Fiscal 2021 Results

January 21, 2021

Balance Sheet

The balance sheet at December 31, 2020 included current assets of $99.4 million, current liabilities of $41.2 million and working capital of $58.2 million, which includes cash of $13.6 million. The current ratio was 2.4 to 1. The balance sheet also included shareholders’ equity of $129.3 million and no long-term debt. It is the Company’s priority to continuously generate sufficient cash flow, coupled with an approved credit facility, to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the fiscal second quarter of fiscal 2021 payable February 9, 2021 to shareholders of record as of the close of business on February 1, 2021. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income and earnings per share for the three and six months ended December 31, 2020 and 2019. Operating income, net income and earnings per share, which exclude the impact of stock compensation expense, severance costs and restructuring and plant closure costs (gains) are non-GAAP financial measures. We exclude these items because we believe they are not representative of the ongoing results of operations of our business. Also included in this press release are non-GAAP financial measures including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA) and Free Cash Flow. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated along with the calculation of EBITDA, Adjusted EBITDA and Free Cash Flow.

LSI Industries Second Quarter Fiscal 2021 Results

January 21, 2021

Three Months Ended					Six Months Ended
December 31					December 31
2020		2019		(In thousands, except per share data)	2020		2019
	Diluted		Diluted			Diluted		Diluted
	EPS		EPS	Reconciliation of net income to adjusted net income		EPS		EPS
$2,208	$0.08	$1,743	$0.07	Net Income as reported	$4,198	$0.15	$6,218	$0.24

318	0.01	161	0.01	Stock compensation expense	698	0.03	460	0.02

17	-	44	-	Severance costs	17	-	44	-

-	-	223	0.01	Restructuring and plant closure costs (gains)	2	-	(3,223)	(0.12)

-	-	(436)	(0.02)	Tax impact due to the change in the estimated annual tax rate used for GAAP reporting purposes	(297)	(0.01)	(160)	(0.01)

$2,543	$0.09	$1,735	$0.07	Net Income adjusted	$4,618	$0.17	$3,339	$0.13

NOTE: All adjustments are net of tax except for the adjustment of the tax impact from the change in the estimated annual tax rate

Three Months Ended December 31			(Unaudited; In thousands)	Six Months Ended December 31
2020	2019	% Change	EBITDA and Adjusted EBITDA	2020	2019	% Change
$2,686	$1,760	53%	Operating Income as reported	$4,888	$8,599	-43%

1,990	2,152		Depreciation and Amortization	4,023	4,551
$4,676	$3,912	20%	EBITDA	$8,911	$13,150	-32%

397	199		Stock compensation expense	902	597
21	54		Severance costs	21	54
-	276		Restructuring and plant closure costs (gains)	3	(4,312)
$5,094	$4,441	15%	Adjusted EBITDA	$9,837	$9,489	4%

Three Months Ended December 31			(Unaudited; In thousands)	Six Months Ended December 31
2020	2019	% Change	Free Cash Flow	2020	2019	% Change
$5,778	$14,544	-60%	Cash Flow From Operations	$13,417	$20,903	-36%

	-		Proceeds from Sale of Fixed Assets	-	12,332

(475)	(764)		Capital Expenditures	(880)	(1,119)
$5,303	$13,780	-62%	Free Cash Flow	$12,537	$32,116	-61%

LSI Industries Second Quarter Fiscal 2021 Results

January 21, 2021

Condensed Consolidated Statement of Operations

Three Months Ended December 31		(Unaudited)	Six Months Ended December 31
2020	2019	(In thousands, except per share data)	2020	2019
$76,387	$82,377	Net Sales	$146,393	$171,078

56,676	62,136	Cost of Products Sold	108,407	128,724
5	-	Severance Costs	5	-
-	277	Restructuring Costs	3	535

19,706	19,964	Gross Profit	37,978	41,819

17,004	18,151	Selling and Administrative Costs	33,074	38,013
16	54	Severance Costs	16	54
-	(1)	Restructuring Costs (Gains)	-	(4,847)

2,686	1,760	Operating Income	4,888	8,599

(135)	(91)	Other (Income) Expense	(240)	(9)
62	233	Interest Expense, net	119	664

2,759	1,618	Income Before Taxes	5,009	7,944

551	(125)	Income Tax	811	1,726

$2,208	$1,743	Net Income	$4,198	$6,218

		Weighted Average Common Shares Outstanding
26,639	26,280	Basic	26,580	26,257
27,360	26,534	Diluted	27,161	26,364

		Earnings Per Share
$0.08	$0.07	Basic	$0.16	$0.24
$0.08	$0.07	Diluted	$0.15	$0.24

LSI Industries Second Quarter Fiscal 2021 Results

January 21, 2021

Condensed Balance Sheet

	(amounts in thousands)
	December 31,	June 30,
	2020	2020
Current Assets	$99,417	$85,858
Property, Plant and Equipment, net	24,756	26,535
Other Assets	57,108	59,870
Total Assets	$181,281	$172,263

Current Liabilities	$41,236	$34,649
Long-Term Debt	-	-
Other Long-Term Liabilities	10,772	11,914
Shareholders' Equity	129,273	125,700
	$181,281	$172,263